Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2011 Performance Update

The Frontier Fund Supplement Dated September 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 1 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you - the investor - with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	September 30, 2011 MTD	September 30, 2011 YTD	NAV/Unit
Frontier Diversified Series-1	3.60%	-3.00%	$100.47
Frontier Long/Short Commodity Series-1a	-6.10%	3.14%	$121.67
Frontier Masters Series-1	-0.25%	-0.19%	$102.76

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of September 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$4,149,426.85
Unrealized trading gain/(loss)	(846,077.81)
Less: commissions	(81,865.00)
Less: FCM fees	(146,772.70)
Foreign currency gain/(loss)	(102,398.66)
Interest income	104,728.26

Total Income	3,077,040.94
EXPENSES
Management fees	93,526.71
Incentive fees	203,094.36
Broker service fees	124,538.42

Total Expenses	421,159.49

Net Income (Loss)	$2,655,881.45

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	758,684.57512	$73,575,130.01	96.98
Current month additions	9,866.54163	976,382.84
Current month redemptions	(6,153.64107)	(611,375.66)
Net Income (loss) for current month		2,655,881.45
Net Asset Value, end of current month	762,397.47568	$76,596,018.64	100.47

	Monthly rate of return		3.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$371,277.13
Unrealized trading gain/(loss)	(1,398,059.23)
Less: commissions	(9,027.88)
Less: FCM fees	(32,730.43)
Foreign currency gain/(loss)	(6,602.44)
Interest income	22,853.29

Total Income	(1,052,289.56)
EXPENSES
Management fees	48,747.42
Incentive fees	(59,801.05)
Broker service fees	27,940.58

Total Expenses	16,886.95

Net Income (Loss)	$(1,069,176.51)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	131,177.70138	$16,996,518.63	129.57
Current month additions	8,010.81088	1,008,039.62
Current month redemptions	(345.26156)	(42,797.40)
Net Income (loss) for current month		(1,069,176.51)
Net Asset Value, end of current month	138,843.25070	$16,892,584.34	121.67

	Monthly rate of return		-6.10%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(474,858.25)
Unrealized trading gain/(loss)	551,205.44
Less: commissions	(12,279.20)
Less: FCM fees	(70,244.60)
Foreign currency gain/(loss)	(8,619.61)
Interest income	63,180.19

Total Income	48,383.97
EXPENSES
Management fees	74,546.15
Incentive fees	3,434.01
Broker service fees	59,613.81

Total Expenses	137,593.97

Net Income (Loss)	$(89,210.00)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	350,415.12999	$36,098,857.92	103.02
Current month additions	3,750.14410	386,845.59
Current month redemptions	(2,088.86106)	(215,611.08)
Net Income (loss) for current month		(89,210.00)
Net Asset Value, end of current month	352,076.41303	$36,180,882.43	102.76

	Monthly rate of return		-0.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 1